                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT

    Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 4, 1997


                               STAFFMARK, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                         0-20971                71-0788538
(State of other jurisdiction of    (Commission File Number)   (I.R.S. Employer
         incorporation)                                     Identification No.)

         302 East Millsap Road
         Fayetteville, Arkansas                                    72703
(Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code:  (501) 973-6000

Item 2.  Acquisition or Disposition of Assets

     On August 4, 1997, StaffMark, Inc. (the "Company") completed the purchase of substantially all of the assets of Expert Business Systems, Incorporated, a Texas corporation ("EBS"), through the Company's wholly-owned subsidiary, StaffMark Acquisition Corporation Ten, a Delaware corporation. EBS provides information technology outsourcing services and is headquartered in the Dallas/Ft. Worth area.

        The assets purchased primarily consist of cash, accounts receivable, general corporate assets, trademarks, trade names, customer contracts and certain liabilities of EBS related to the assets. The total consideration paid for the assets was approximately $5.4 million in cash and 123,500 shares of the Company's Common Stock, plus a contingent earnout based upon the future performance of EBS. The purchase price was determined as a result of direct negotiations with EBS.

Item 7.  Financial Statements and Exhibits

         (a)   Financial Statements of Business Acquired

         (b)   Pro Forma Financial Information

         (c)   Exhibits.  The following exhibit is filed with this Form 8-K/A

                  2.1 Asset Purchase Agreement, dated August 4, 1997, by and among StaffMark, Inc., StaffMark Acquisition Corporation Ten, and Expert Business Systems, Incorporated incorporated by reference to Exhibit
                         2.1 to the Company's Current Report on Form 8-K, filed with the Commission on August 15, 1997 to which this amendment relates.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               STAFFMARK, INC.
                                                (Registrant)

Dated: September 19, 1997                      By: /s/ Terry C. Bellora
                                                   ----------------------------

                                                       Terry C. Bellora
                                                   Chief Financial Officer


                                 EXHIBIT INDEX

(a) Financial Statements of Business Acquired

(b) Pro Forma Financial Information

(c) Exhibits

2.1 Asset Purchase Agreement, dated August 4, 1997, by and among StaffMark, Inc., StaffMark Acquisition Corporation Ten, and Expert Business Systems, Incorporated incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K, filed with the Commission on August 15, 1997 to which this amendment relates.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Expert Business Systems, Incorporated:

        We have audited the accompanying balance sheet of Expert Business Systems, Incorporated (the "Company"), as of December 31, 1996, and the related statements of income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Expert Business Systems, Incorporated as of December 31, 1996, and the results of its operations and its cash flows for the year ended in conformity with generally accepted accounting principles.



                                                ARTHUR ANDERSEN LLP

Little Rock, Arkansas,
July 30, 1997.

                     EXPERT BUSINESS SYSTEMS, INCORPORATED


                                 BALANCE SHEETS



                                                                 DECEMBER 31,     JUNE 30,
                                                                    1996           1997
                                                                 ----------     ----------
                                                                                (UNAUDITED)

                          ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                                    $  254,469     $  233,338
    Accounts receivable                                             894,197      1,023,913
    Other current assets                                                 --         13,415
                                                                 ----------     ----------
                 Total current assets                             1,148,666      1,270,666
PROPERTY AND EQUIPMENT, net                                          16,708         47,514
                                                                 ----------     ----------
                                                                 $1,165,374     $1,318,180
                                                                 ==========     ==========

           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                                             $   54,632     $    6,397
    Payroll and related liabilities                                 158,796        145,136
    Accrued franchise taxes                                          40,640         38,800
    Other current liabilities                                        27,128             --
                                                                 ----------     ----------
                 Total current liabilities                          281,196        190,333
    Notes payable to stockholders                                     9,653             --
                                                                 ----------     ----------
                 Total liabilities                                  290,849        190,333
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY:
    Common stock, no par value,
       authorized shares of 1,000 at December 31, 1996,
       authorized shares of 20,000,000 at June 30, 1997;
       shares issued and outstanding of 1,000 at
       December 31, 1996, shares issued and
       outstanding of 10,000,000 at June 30, 1997                     1,000          1,000
    Retained earnings                                               873,525      1,126,847
                                                                 ----------     ----------
                 Total stockholders' equity                         874,525      1,127,847
                                                                 ----------     ----------
                                                                 $1,165,374     $1,318,180
                                                                 ==========     ==========

                 The accompanying notes to financial statements are an integral part of these balance sheets.

                     EXPERT BUSINESS SYSTEMS, INCORPORATED


                              STATEMENTS OF INCOME

                                             YEAR ENDED           SIX MONTHS ENDED
                                            DECEMBER 31,              JUNE 30,
                                               1996             1996            1997
                                            -----------      ----------     -----------
                                                                     (UNAUDITED)

SERVICE REVENUES                            $ 3,298,251      $1,045,272     $ 3,408,957
COST OF SERVICES                              1,986,145         658,501       1,957,640
                                            -----------      ----------     -----------
          Gross profit                        1,312,106         386,771       1,451,317
OPERATING EXPENSES:
    Selling, general and administrative         603,973         223,166         488,567
    Depreciation                                 21,678           2,534           7,014
                                            -----------      ----------     -----------
          Operating income                      686,455         161,071         955,736
OTHER INCOME (EXPENSE):
    Interest expense                             (1,710)             --          (1,033)
    Other income (expense), net                  69,001          34,194            (764)
                                            -----------      ----------     -----------

          Income before taxes                   753,746         195,265         953,939

PROVISION FOR TAXES                              40,640          20,320          38,800
                                            -----------      ----------     -----------

          Net income                        $   713,106      $  174,945     $   915,139
                                            ===========      ==========     ===========

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     EXPERT BUSINESS SYSTEMS, INCORPORATED


                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                COMMON STOCK
                                          ---------------------       RETAINED
                                            SHARES       AMOUNT       EARNINGS          TOTAL
                                          ----------     ------     -----------      -----------

BALANCE, January 1, 1996                       1,000     $1,000     $   603,308      $   604,308
    Net income                                    --         --         713,106          713,106
    Distributions                                 --         --        (442,889)        (442,889)
                                          ----------     ------     -----------      -----------
BALANCE, December 31, 1996                     1,000      1,000         873,525          874,525
    Net income (Unaudited)                        --         --         915,139          915,139
    Distributions(Unaudited)                      --         --        (661,817)        (661,817)
    Split of common stock (Unaudited)      9,999,000         --              --               --
                                          ----------     ------     -----------      -----------
BALANCE, June 30, 1997 (Unaudited)        10,000,000     $1,000     $ 1,126,847      $ 1,127,847
                                          ==========     ======     ===========      ===========


                 The accompanying notes to financial statements
                   are an integral part of these statements.

                     EXPERT BUSINESS SYSTEMS, INCORPORATED


                            STATEMENTS OF CASH FLOWS

                                                              YEAR ENDED         SIX MONTHS ENDED
                                                              DECEMBER 31,            JUNE 30,
                                                                 1996           1996            1997
                                                               ---------      ---------      ---------
                                                                                     (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                 $ 713,106      $ 174,945      $ 915,139
    Adjustments to reconcile net income to net
       cash provided by operating activities:
          Depreciation                                            21,678          2,534          7,014
          Changes in operating assets and liabilities:
                 Accounts receivable                            (743,536)      (159,810)      (129,716)
                 Other current assets                                 --             --        (13,415)
                 Accounts payable                                 35,364         (3,285)       (48,235)
                 Payroll and related liabilities                 145,186         10,182        (13,660)
                 Accrued franchise taxes                          29,850          9,530         (1,840)
                 Other current liabilities                        10,603         (1,964)       (27,128)
                                                               ---------      ---------      ---------
                     Net cash provided by
                           operating activities                  212,251         32,132        688,159
                                                               ---------      ---------      ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Purchases of fixed assets                                    (38,386)        (5,068)       (37,820)
                                                               ---------      ---------      ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Notes payable to stockholders                                     --             --         (9,653)
    Distributions to stockholders                               (442,889)      (394,863)      (661,817)
                                                               ---------      ---------      ---------
                     Net cash used in financing activities      (442,889)      (394,863)      (671,470)
                                                               ---------      ---------      ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                       (269,024)      (367,799)       (21,131)

CASH AND CASH EQUIVALENTS, beginning of period                   523,493        523,493        254,469
                                                               ---------      ---------      ---------

CASH AND CASH EQUIVALENTS, end of period                       $ 254,469      $ 155,694      $ 233,338
                                                               =========      =========      =========

SUPPLEMENTAL DISCLOSURES OF
    CASH FLOW INFORMATION:
          Interest paid                                        $   1,710      $      --      $   1,033
                                                               =========      =========      =========
          Taxes paid                                           $  10,790      $  10,790      $  40,640
                                                               =========      =========      =========

                The accompanying notes to financial statements
                   are an integral part of these statements.

                     EXPERT BUSINESS SYSTEMS, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS


1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization--

        Expert Business Systems, Incorporated (the "Company") was incorporated in the state of Texas on November 12, 1992. The Company provides information technology outsourcing services throughout the Dallas/Fort Worth metropolitan area.

  Interim Financial Statements--

        The accompanying interim financial statements for the six months ended June 30, 1996 and 1997 and related disclosures have not been audited by independent public accountants. However, they have been prepared in conformity with the accounting principles stated in the audited financial statements for the year ended December 31, 1996, and include all adjustments (which were of a normal, recurring nature) which, in the opinion of management, are necessary to present fairly the results of operations and cash flows for each of the periods presented. The operating results for the interim periods presented are not necessarily indicative of results for the full year.

  Use of Estimates--

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. The estimates and assumptions used in preparing the accompanying financial statements are based upon management's evaluation of the relevant facts and circumstances as of the date of the financial statements. However, actual results may differ from the estimates and assumptions used in preparing the accompanying financial statements.

  Cash and Cash Equivalents--

        The Company considers cash on deposit with financial institutions and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

  Property and Equipment--

        Property and equipment are recorded at cost. Depreciation is provided on a tax basis using statutory rates and does not materially differ from depreciation methods acceptable for financial reporting purposes. The estimated useful lives of the Company's assets were as follows:

              Office equipment                              5 years
              Computer equipment and software               5 years
              Furniture and fixtures                        7 years

        Additions that extend the lives of the assets are capitalized while repairs and maintenance costs are expensed as incurred. When property and equipment are retired, the cost and related accumulated depreciation are removed from the balance sheet and any resulting gain or loss is recorded.

  Revenue Recognition--

        Service revenues are recognized as income in the period services are provided.

1.      ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED):

  Other Income (Expense), Net--

        Other income (expense), net primarily represents product sales, including the sale of computer hardware, net of the related cost. Total product sales, net of related cost for the year ended December 31, 1996 were $60,539. Total product sales, net of related cost for the six months ended June 30, 1996 and 1997 were $22,010 (unaudited) and $665 (unaudited), respectively.

2.      PROPERTY AND EQUIPMENT:

        Property and equipment consisted of the following:

                                             DECEMBER 31, JUNE 30,
                                               1996        1997
                                              -------     -------
                                                        (UNAUDITED)

          Office equipment                    $16,532     $20,318
          Computer equipment and software       5,309      35,475
          Furniture and fixtures               16,545      20,413
                                              -------     -------
                                               38,386      76,206
          Less accumulated depreciation        21,678      28,692
                                              -------     -------
                                              $16,708     $47,514
                                              =======     =======

3.      LINE OF CREDIT:

        During 1996, the Company maintained a line of credit with NationsBank of Texas, N.A. ("NationsBank"). Borrowings under this line of credit were limited to $150,000. This line of credit was discontinued in October 1996.

        In October 1996, the Company replaced the NationsBank line of credit with a revolving line of credit with Liberty Bank ("Liberty") whereby the Company may borrow an amount equal to 80% of its outstanding Eligible Accounts Receivable, as defined, not to exceed an aggregate borrowing of $350,000. In 1997, the line of credit was amended whereby the maximum amount of aggregate borrowings was increased to $750,000. Maximum borrowings on the line of credit were $93,508 and $150,000 (unaudited) during 1996 and the six months ended June 30, 1997, respectively. Average borrowings and related interest expense for 1996 and the six months ended June 30, 1997 (unaudited) were not significant to the Company's results of operations.

        Borrowings under the line of credit with Liberty are collateralized by the Company's accounts receivable and are guaranteed by the Company's stockholders. Interest is payable monthly on outstanding borrowings at the Wall Street Journal Prime Rate plus 1%. Under the terms of the line of credit agreement, the Company is required to maintain certain financial ratios. The Company was in compliance with all covenants of this line of credit as of December 31, 1996.

        As of December 31, 1996 and June 30, 1997 (unaudited), no borrowings were outstanding on the line of credit with Liberty.

4.      TAXES:

        The Company has elected S Corporation status for federal and state income tax reporting purposes. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements as such taxes are liabilities of the individual stockholders. The Company is subject to the Texas state franchise tax. Expense related to this tax is reflected as provision for taxes in the accompanying statements of income.

        The Company's tax returns are subject to examination by federal and state taxing authorities. If such examinations result in a change to the Company's reported taxable income or loss, the taxable income or loss reported by the individual stockholders could also change.

5.      EMPLOYEE BENEFITS:

        The Company sponsors a defined contribution benefit plan for its eligible employees, as defined in the plan document and matches a portion of participants' contributions to the plan. Total matching contributions made by the Company to the plan for the year ended December 31, 1996 were $7,918. Total matching contributions for the six months ended June 30, 1996 and 1997 were $3,395 (unaudited) and $3,636 (unaudited), respectively.

        The Company also sponsors a health care plan for eligible employees, as defined, and their dependents, for which the cost of coverage is shared by the Company and its employees. Total plan expense for the year ended December 31, 1996 was $51,155. Total plan expense for the six months ended June 30, 1996 and 1997 was $17,054 (unaudited) and $42,063 (unaudited), respectively.

        The Company's employees are also eligible to receive benefits under the Company's workers' compensation policy. The Company is fully insured for costs related to workers' compensation claims.

6.      COMMON STOCK:

        On June 23, 1997, the Company amended and restated its Articles of Incorporation to increase the number of authorized shares of common stock from 1,000 to 20,000,000. In conjunction with this action, the Company effected a 10,000 to 1 split of its common stock.

7.      COMMITMENTS AND CONTINGENCIES:

        The Company has an agreement with Sonlight Enterprises ("Sonlight") whereby the Company agrees to pay Sonlight a minimum of $75,000 by January 31, 1998 for marketing and business consulting services. As of December 31, 1996 and June 30, 1997, the Company had paid Sonlight $13,445 and $57,172 (unaudited), respectively, under the terms of the agreement.

        The Company also leases office space under a noncancellable operating lease. Future minimum annual payments required during each of the next five years under this lease are as follows:

                                    YEARS ENDING
                             -----------------------
                             DECEMBER 31,   JUNE 30,
                             -----------    --------
                                           (UNAUDITED)

          1997                 $35,144        $    --
          1998                  26,640         35,144
          1999                      --          9,066
                               -------        -------
                               $61,784        $44,210
                               =======        =======

        Rent expense totaled $18,280 for fiscal 1996. Rent expense totaled $2,850 (unaudited) and $19,840 (unaudited) for the six months ended June 30, 1996 and 1997, respectively

        The Company has received a demand letter from a former employee alleging wrongful dismissal and defamation. Total damages sought by the former employee are $4,080,000. Management has engaged legal counsel and intends to vigorously defend this matter, however, the eventual outcome cannot be determined at this time. Management is of the opinion that the ultimate resolution of this matter will not have a material adverse effect on the Company's financial condition, and accordingly, no provisions have been made in the accompanying financial statements related to the outcome of this matter.

8.      SIGNIFICANT CUSTOMERS:

  Revenues--

        The Company's sales to customers which individually account for 10% or more of service revenues were as follows:

                                     YEAR ENDED            SIX MONTHS ENDED
                                    DECEMBER 31,               JUNE 30,
                                       1996               1996          1997
                                    -----------         --------      ------
                                                           (UNAUDITED)

              Customer 1               33%               40%            35%
              Customer 2               22%                -             28%
              Customer 3               28%               28%            22%
              Customer 4               -                  -             12%
              Customer 5               -                 15%             -

  Accounts Receivable--

       The Company's accounts receivable balances which individually account for 10% or more of accounts receivable were as follows:

                                        DECEMBER 31,          JUNE 30,
                                           1996                1997
                                        ------------         ---------
                                                            (UNAUDITED)

              Customer 1                     16%                28%
              Customer 2                     39%                39%
              Customer 3                     25%                22%
              Customer 4                     10%                -


9. EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS (UNAUDITED):

        On August 4, 1997, substantially all of the Company's assets were purchased by StaffMark, Inc. In conjunction with this acquisition, the Company made a cash distribution of $1,192,765 (unaudited), which represented an estimate of the Company's S Corporation Accumulated Adjustment Account at June 30, 1997.

                          STAFFMARK, INC. - FORM 8-K/A
                   UNAUDITED PRO FORMA FINANCIAL STATEMENTS

INTRODUCTION

     StaffMark, Inc. (the "Company" or "StaffMark") was founded in March 1996 to create a leading provider of diversified staffing and professional and consulting services to businesses, professional and service organizations, medical niches and governmental agencies. On October 2, 1996, StaffMark and six staffing service businesses, Brewer Personnel Services, Inc. ("Brewer"), Prostaff Personnel, Inc. and its related entities ("Prostaff"), Maxwell Staffing, Inc. and its related entities ("Maxwell"), HRA, Inc. ("HRA"), First Choice Staffing, Inc. ("First Choice") and Blethen Temporaries, Inc. and its related entities ("Blethen"), (each a "Founding Company" and collectively, the "Founding Companies"), merged through a series of separate transactions (the "Merger") simultaneously with the closing of the Company's initial public offering (the "Offering").

        Between March 1996 and the consummation of the Offering, the Company did not conduct any operations and all activities prior to the Offering related to the Merger and the Offering. Pursuant to the requirements of the Securities and Exchange Commission's ("SEC") Staff Accounting Bulletin No. 97 ("SAB 97"), which was issued and became effective July 31, 1996, Brewer was designated as the acquirer, for financial reporting purposes, of Prostaff, Maxwell, HRA, First Choice, and Blethen (collectively, the "Other Founding Companies"). Based upon the applicable provisions of SAB 97, these acquisitions were accounted for as combinations at historical cost.

        Effective March 1, 1997, StaffMark acquired Flexible Personnel, Inc., Great Lakes Search Associates, Inc., and HR America, Inc. (collectively, "Flexible"). Located in Fort Wayne, Indiana, Flexible operates a total of 40 offices in Indiana, Michigan and Ohio and provides clerical, light industrial, professional/information technology, accounting and staff leasing services. Flexible had 1996 revenues of approximately $49.3 million and operates in the Commercial and Professional/Information Technology divisions.

        Effective April 1, 1997, StaffMark acquired Global Dynamics, Inc. ("Global"). Global, located in Walnut Creek, California, provides information technology staffing services to several Fortune 500 companies. Global had 1996 revenues of approximately $17.2 million and operates in the Professional/Information Technology division.

        Effective July 1, 1997, StaffMark acquired Expert Business Systems, Inc. ("EBS"). EBS, located in Hurst, Texas, provides information technology services, specialized help desk support, distributed services and application developments. EBS had 1996 revenues of approximately $3.3 million and operates in the Professional/Information Technology division. The total consideration paid for EBS was approximately $8.0 million, consisting of approximately $5.4 million in cash and 123,500 restricted shares of StaffMark Common Stock, plus a contingent earnout based upon the future performance of EBS. The purchase price was determined as a result of direct negotiations with EBS.

        The following unaudited pro forma financial statements present the historical results of Brewer and StaffMark and give effect to the following pro forma adjustments: (i) the acquisition of the Other Founding Companies at historical cost in accordance with the applicable provisions of SAB 97; (ii) the effect of Brewer's February 1996 acquisition of On Call Employment Services, Inc. ("On Call"); (iii) the effect of StaffMark's March 1997 acquisition of Flexible; (iv) the effect of StaffMark's April 1997 acquisition of Global; (v) the effect of StaffMark's July 1997 acquisition of EBS; (vi) the adjustment to compensation expense for the difference between the historical compensation paid to certain previous owners of the Founding Companies, Flexible, Global and EBS and the employment contract compensation negotiated in conjunction with the Merger and respective acquisitions ("Compensation Differential"); and (vii) the incremental provision for income taxes attributable to the income of subchapter S Corporations, net of the income tax provision related to the Compensation Differential and adjusted for nondeductible goodwill amortization.

        The pro forma financial data do not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred at the beginning of 1996 or to project the Company's financial position or results of operations for any future period.

                                STAFFMARK, INC.
                      UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1997
                             (Dollars in Thousands)

                                                                           Acquisition Related Adjustments
                                                                           -------------------------------
                                                                                        Pro Forma
                                                                                          Merger
                                                                StaffMark    EBS (a)    Adjustments       Pro Forma
                                                                ---------    -------    -----------       ---------
                                      ASSETS
                                      ------
CURRENT ASSETS:
  Cash and cash equivalents                                     $  2,640     $  233     $   5,300 (b)     $   2,809
                                                                                           (5,364)(c)
  Accounts receivable, net of allowance
          for doubtful accounts                                   41,060      1,024            --            42,084
  Advances to stockholders                                           176         --            --               176
  Prepaid expenses and other                                       1,930         13            --             1,943
  Deferred income taxes                                              753         --            --               753
                                                                --------     ------     ---------         ---------
       Total current assets                                       46,559      1,270           (64)           47,765

PROPERTY AND EQUIPMENT, net                                        6,664         48            --             6,712
INTANGIBLE ASSETS, net                                            86,734         --         6,248 (d)        92,982
ADVANCES TO SHAREHOLDERS                                             984         --            --               984
OTHER ASSETS                                                         967         --            --               967
                                                                --------     ------     ---------         ---------
                                                                $141,908     $1,318     $   6,184         $ 149,410
                                                                ========     ======     =========         =========


                       LIABILITIES AND STOCKHOLDERS' EQUITY
                       ------------------------------------
CURRENT LIABILITIES:
  Accounts payable and other accrued liabilities                $  3,128     $   45     $      --         $   3,173
  Payroll and related liabilities                                 11,649        145            --            11,794
  Reserve for workers' compensation claims                         6,557         --            --             6,557
  Accrued interest                                                   460         --            --               460
  Income taxes payable                                               677         --            --               677
  Deferred income taxes                                               --         --            --                --
                                                                --------     ------     ---------         ---------
       Total current liabilities                                  22,471        190            --            22,661

LONG-TERM DEBT                                                    43,430         --         5,300 (b)        48,730
OTHER LONG TERM LIABILITIES                                          136         --            --               136
DEFERRED INCOME TAXES                                                396         --            --               396
                                                                --------     ------     ---------         ---------
       Total liabilities                                          66,433        190         5,300            71,923

STOCKHOLDERS' EQUITY:
  Common stock                                                       145          1             1 (e)           146
                                                                                               (1)(f)
  Paid-in capital                                                 67,150         --         2,011 (e)        69,161
  Retained earnings                                                8,180      1,127        (1,127)(f)         8,180
                                                                --------     ------     ---------         ---------
          Total stockholders' equity                              75,475      1,128           884            77,487
                                                                --------     ------     ---------         ---------
                                                                $141,908     $1,318     $   6,184         $ 149,410
                                                                ========     ======     =========         =========


       The accompanying notes are an integral part of this balance sheet.

                                STAFFMARK, INC.

                  NOTES TO UNAUDITED PRO FORMA BALANCE SHEET

                              AS OF JUNE 30, 1997


(a) Represents the unaudited June 30, 1997 balance sheet of EBS, which was purchased by StaffMark effective July 1, 1997.

(b) Records the cash borrowed from Mercantile Bank of St. Louis to fund the cash portion of the consideration due to the stockholders of EBS in connection with the acquisition.

(c) Records the distribution of the cash portion of the consideration due to the stockholders of EBS in connection with the acquisition.

(d) Records the net intangible assets recorded by StaffMark in conjunction with its acquisition of EBS.

(e) Records the issuance 123,500 shares of restricted StaffMark Common Stock to the stockholders of EBS in connection with the acquisition.

(f) Records the adjustment to remove the equity of EBS in conjunction with the acquisition by StaffMark.

                                STAFFMARK, INC.
                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                    FOR THE SIX MONTHS ENDED JUNE 30, 1997
                            (Dollars in Thousands)

                                                                  Acquisition Related Adjustments
                                                      --------------------------------------------------------
                                                          Other
                                                        Significant                Pro Forma         Total
                                            StaffMark Acquisitions(a) EBS (b)     Adjustments      Adjustments  Pro Forma
                                            --------  --------------- -------     -----------      -----------  ---------
SERVICE REVENUES                            $159,987     $ 13,311     $  3,409     $       --        $ 16,720     $176,707

COST OF SERVICES                             124,515       10,450        1,958             --          12,408      136,923
                                            --------     --------     --------     ----------        --------     --------

          Gross profit                        35,472        2,861        1,451             --           4,312       39,784

OPERATING EXPENSES:
    Selling, general and administrative       24,006        2,113          488           (117)(c)       2,484       26,490
    Depreciation and amortization              1,749          255            7            104 (d)         366        2,115
                                            --------     --------     --------     ----------        --------     --------

          Operating income                     9,717          493          956             13           1,462       11,179
                                            --------     --------     --------     ----------        --------     --------

OTHER INCOME (EXPENSE):
    Interest expense                            (507)        (275)          (1)          (186)(e)        (462)        (969)

    Other, net                                   253            1           (1)            --              --          253
                                            --------     --------     --------     ----------        --------     --------

INCOME BEFORE INCOME TAXES                     9,463          219          954           (173)          1,000       10,463

INCOME TAX PROVISION                           3,880          134           39            266 (f)         439        4,319
                                            --------     --------     --------     ----------        --------     --------

          Net income (loss)                 $  5,583     $     85     $    915     $     (439)       $    561     $  6,144
                                            ========     ========     ========     ==========        ========     ========

                                                                      PRO FORMA NET INCOME PER COMMON SHARE
                                                                          PRIMARY                                 $   0.42
                                                                                                                  ========
                                                                          FULLY DILUTED                           $   0.41
                                                                                                                  ========

                                                                      WEIGHTED AVERAGE SHARES OUTSTANDING
                                                                          PRIMARY                                   14,686 (g)
                                                                                                                  ========
                                                                          FULLY DILUTED                             14,939 (h)
                                                                                                                  ========


        The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

               NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME

                     FOR THE SIX MONTHS ENDED JUNE 30, 1997


(a) Represents the unaudited financial results and pro forma effects related to the acquisitions of: (i) Flexible, which was purchased by StaffMark effective March 1, 1997; and (ii) Global, which was purchased by StaffMark effective April 1, 1997.

(b) Records the unaudited financial results of EBS, which was purchased by StaffMark effective July 1, 1997.

(c) Adjusts compensation to the level the owners have agreed to receive from StaffMark subsequent to the acquisition.

(d) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of EBS for the six months ended June 30, 1997. Intangible assets recorded in conjunction with this acquisition include goodwill of approximately $6.2 million which is being amortized over thirty years.

(e) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of EBS. This pro forma expense calculation is based on approximately $5.3 million borrowed by StaffMark under its credit facility with Mercantile Bank of St. Louis. Pro forma interest expense is computed based upon the applicable rate in effect on the credit facility which, based upon the terms of the agreement, would have approximated 7.0% during the pro forma period.

(f) Records the incremental provision to reflect federal and state income taxes as if EBS had been a subchapter C Corporation. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

(g) Represents the actual weighted average primary shares outstanding for the six months ended June 30, 1997 of 14,158,260 adjusted to reflect the issuance as of January 1, 1997 of: (i) the 183,823 shares issued in conjunction with the March 1997 acquisition of Flexible; (ii) 690,855 shares issued in conjunction with the April 1997 acquisition of Global; and (iii) 123,500 shares issued in conjunction with the July 1997 acquisition of EBS.

(h) Pro forma fully diluted weighted average shares outstanding for the six months ended June 30, 1997 include the shares discussed in Note (g) above and 253,837 shares representing the incremental fully dilutive effect of the Company's outstanding stock options.

                                STAFFMARK, INC.
                   UNAUDITED PRO FORMA STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996
                            (Dollars in Thousands)

                                                               Acquisition Related Adjustments
                                                        ------------------------------------------------------------
                                                            Other
                                                         Significant                     Pro Forma         Total
                                            StaffMark   Acquisitions (a)    EBS (b)     Adjustments      Adjustments   Pro Forma
                                            ---------   ----------------  ---------     -----------      -----------   ---------
SERVICE REVENUES                            $ 104,476      $ 161,598      $   3,298      $      --        $ 164,896    $ 269,372

COST OF SERVICES                               81,607        126,848          1,986             --          128,834      210,441
                                            ---------      ---------      ---------      ---------        ---------    ---------

          Gross profit                         22,869         34,750          1,312             --           36,062       58,931

OPERATING EXPENSES:
    Selling, general and administrative        14,623         26,007            604             (3)(c)       26,608       41,231
    Depreciation and amortization               1,374          1,728             22            208 (d)        1,958        3,332
                                            ---------      ---------      ---------      ---------        ---------    ---------

          Operating income                      6,872          7,015            686           (205)           7,496       14,368
                                            ---------      ---------      ---------      ---------        ---------    ---------

OTHER INCOME (EXPENSE):
    Interest expense                           (1,376)        (1,533)            (2)          (371)(e)       (1,906)      (3,282)

    Other, net                                    301            428             69             --              497          798
                                            ---------      ---------      ---------      ---------        ---------    ---------

INCOME BEFORE INCOME TAXES                      5,797          5,910            753           (576)           6,087       11,884

INCOME TAX PROVISION                            1,774          3,269             40             20 (f)        3,329        5,103
                                            ---------      ---------      ---------      ---------        ---------    ---------

          Net income (loss)                 $   4,023      $   2,641      $     713      $    (596)      $   2,758    $   6,781
                                            =========      =========      =========      =========       =========    =========

                                                                         PRO FORMA NET INCOME PER COMMON SHARE
                                                                                   PRIMARY                            $    0.64
                                                                                                                      =========
                                                                                   FULLY DILUTED                      $    0.64
                                                                                                                      =========

                                                                         WEIGHTED AVERAGE SHARES OUTSTANDING
                                                                                   PRIMARY                               10,568 (g)
                                                                                                                      =========
                                                                                   FULLY DILUTED                         10,568
                                                                                                                      =========

        The accompanying notes are an integral part of this statement.

                                STAFFMARK, INC.

               NOTES TO UNAUDITED PRO FORMA STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1996


(a) Represents the audited financial results and pro forma effects related to the acquisitions of: (i) the Other Founding Companies, which were acquired by Brewer on October 2, 1996; (ii) On Call, which was purchased by Brewer on February 2, 1996; (iii) Flexible, which was purchased by StaffMark effective March 1, 1997; and (iv) Global, which was purchased by StaffMark effective April 1, 1997.

(b) Records the audited financial results of EBS, which was purchased by StaffMark effective July 1, 1997.

(c) Adjusts compensation to the level the owners have agreed to receive from StaffMark subsequent to the acquisition.

(d) Adjustment to reflect the amortization expense relating to the intangible assets recorded in conjunction with the acquisition of EBS for fiscal year 1996. Intangible assets recorded in conjunction with this acquisition include goodwill of approximately $6.2 million which is being amortized over thirty years.

(e) Adjustment to reflect the increase in interest expense relating to debt incurred in conjunction with the acquisition of EBS. This pro forma expense calculation is based on approximately $5.3 million borrowed by StaffMark under its credit facility with Mercantile Bank of St. Louis. Pro forma interest expense is computed based upon the applicable rate in effect on the credit facility which, based upon the terms of the agreement, would have approximated 7.0% during the pro forma period.

(f) Records the incremental provision to reflect federal and state income taxes as if EBS had been a subchapter C Corporation. This adjustment records income tax expense at an effective combined tax rate of 39%, adjusted for nondeductible goodwill amortization.

(g)  Includes: (i) 1,355,000 shares issued by StaffMark prior to the Offering;
     (ii) 5,618,249 shares issued to the stockholders of the Founding Companies in connection with the Merger; (iii) the weighted average of 1,326,459 shares issued in connection with the Offering to pay the cash portion of the consideration for the Founding Companies for the period from January 1, 1996 through the date of the Offering and 6,325,000 shares issued in connection with the Offering for the period from October 2, 1996 through December 31, 1996; (iv) 19,794 shares representing the weighted average shares issued in conjunction with the November 1996 acquisition of The Technology Source L.L.C.; (v) 183,823 shares issued in conjunction with the March 1997 acquisition of Flexible; (vi) 690,855 shares issued in conjunction with the April 1997 acquisition of Global; and (vii) 123,500 shares issued in conjunction with the July 1997 acquisition of EBS.